Exhibit 99.1

NOTICE OF PARTIAL REDEMPTION
TO HOLDERS OF RIMINI STREET, INC.’S
13.00% SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
(the “Series A Preferred Stock”)
NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Certificate of Designations that created the 13.00% Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”), Rimini Street, Inc. (the “Company”) has called for redemption, and will redeem, on April 16, 2021 (the “Redemption Date”) 60,000 shares (the “Redeemed Shares”) of its Series A Preferred Stock. The redemption price will be equal to $1,039.05 per Redeemed Share (the “Redemption Price”), which consists of the liquidation preference of $1,000 and a make-whole payment of $39.05. The shares will be redeemed on a pro rata basis. The Company will pay its regular quarterly dividend on all outstanding shares of Series A Preferred Stock on April 1, 2021.
On or before the Redemption Date, the Company will deposit with Continental Stock Transfer & Trust Company, as paying agent, the funds equal to the redemption price in trust for the benefit of all holders of the Series A Preferred Stock. Dividends on the Redeemed Shares will cease to accrue on the Redemption Date. From and after the Redemption Date, the Redeemed Shares will no longer be deemed to be outstanding, without any action being required of the holders, and all rights of the holders in respect of the Redeemed Shares will terminate, except the right of the holders to receive, from and after the Redemption Date, the Redemption Price, without interest.
Upon redemption of the shares of Series A Preferred Stock, no Convertible Notes issued in respect of such Series A Preferred Stock shall reflect any obligations in respect of such Redeemed Shares.
Holders may convert some or all of the redeemed shares of Series A Preferred Stock prior to the Redemption Date into shares of the Company’s Common Stock in accordance with the terms and provisions of the Certificate of Designations of the Series A Preferred Stock.
Unless specific direction is provided by the holder of Series A Preferred Stock to the contrary, the Redemption Price shall be paid by wire to the account reflected on the Company’s records for the Series A Preferred Stock.
Questions relating to the redemption may be directed to Dean Pohl, VP, Investor Relations, Rimini Street, Inc., 1 475-350-4519, dpohl@riministreet.com.

March 16, 2021	RIMINI STREET, INC.